EXHIBIT 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview,  NY 11803 Tel. 1 516-677-0200 Fax. 1 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 1 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 1 516-677-0200 x1222

VEECO ANNOUNCES SECOND QUARTER AND SIX MONTH 2008 FINANCIAL RESULTS

Plainview, NY, July 28, 2008 — Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the second quarter and six months ended June 30, 2008. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items.  Investors should refer to the attached table for details of the reconciliation of GAAP operating income to earnings excluding certain items.

Veeco will host a conference call reviewing these results at 5:00 pm EDT today at 1-877-856-1964 (toll free) or 1-719-325-4812.  The call will also be webcast live on the Veeco website at www.veeco.com.  A replay of the call will be available beginning at 8:00pm ET through midnight on August 12, 2008 at 888-203-1112 or 719-457-0820, using passcode 3021674, or on the Veeco website. Please also see the Veeco website for a slide presentation reviewing financial data.

Second Quarter 2008 Highlights

•                 Revenue was $114.4 million, up 16% compared to $98.8 million last year, and ahead of guidance of $102-$110 million;

•                 Bookings were $136.5 million, up 21% compared to $112.5 million last year, and ahead of guidance of $110-$118 million;

•                 Net income was $4.2 million, or $0.13 per share, compared to a net loss of ($2.6) million, or ($0.08) per share, last year.  Veeco’s guidance was for GAAP EPS to be between ($0.07) – $0.02 per share.

•                 Veeco’s earnings per share, excluding certain items, was $0.16 compared to earnings per share of $0.05 last year, ahead of Veeco’s guidance of $0.03-$0.09 per share.

John R. Peeler, Veeco’s Chief Executive Officer, commented, “We are pleased to report second quarter results that were ahead of our guidance for bookings, revenues and earnings.  Second quarter LED & Solar Process Equipment revenues were $45.1 million, up 61% compared to the prior year and 7% sequentially, representing our largest segment. Data Storage Process Equipment revenues increased to $36.7 million, up 15% from last year and 52% sequentially, with some customer acceleration of delivery dates for Veeco equipment.  Metrology revenue was $32.6 million, down 16% compared to prior year and 10% sequentially, primarily due to continued weak semiconductor and research end market conditions.”

“Veeco’s $136.5 million in second quarter bookings reflect the best quarterly performance we have had in two years. LED & Solar bookings were $52.1 million, up 43% compared to last year and 35% sequentially, with customers making significant technology and capacity investments. Our Data Storage business reported second quarter orders of $51.7 million, up approximately 25% from the prior year and 27% sequentially, as key hard drive manufacturers invested in equipment capacity aligned to their wafer size change programs.  Veeco’s Metrology bookings were $32.7 million, declining 6% versus the prior year but increasing 9% on a sequential basis.”

1

Mr. Peeler added, “We completed the purchase of Mill Lane Engineering, a key equipment supplier to Global Solar Energy Inc., during the second quarter, expanding Veeco’s solar product offerings to include web coaters for flexible photovoltaic applications. As expected, this business had no contribution to our second quarter revenue due to purchase accounting requirements and the timing of the completion of the acquisition, and no new orders for web coaters were received during the quarter.”

Second Quarter 2008 Summary

Veeco’s revenue for the second quarter of 2008 was $114.4 million, compared to $98.8 million in the second quarter of 2007. Second quarter 2008 operating income was $6.2 million compared with an operating loss of ($1.0) million in the second quarter of 2007.  Veeco’s second quarter 2008 earnings before interest, taxes and amortization excluding certain charges (EBITA) was $8.7 million, compared to $2.8 million last year.  Second quarter 2008 net income was $4.2 million, or $0.13 per share, compared to a net loss of ($2.6) million, or ($0.08) per share, last year. Excluding amortization expenses and using a 35% tax rate in both periods and certain charges in 2007, second quarter 2008 earnings per share were $0.16, compared to $0.05 in 2007.

Six Month 2008 Summary

Veeco’s revenue for the first six months of 2008 was $216.8 million, compared to $197.9 million in the first six months of 2007. Six month 2008 operating income was $6.3 million compared with $0.7 million in the first six months of 2007.  Veeco’s EBITA was $13.9 million for the first six months of 2008, compared to $8.5 million last year.  Net income was $2.6 million, or $0.08 per share in the first six months of 2008, compared to a net loss of ($2.3) million, or ($0.07) per share, last year. Excluding certain charges, amortization expenses and using a 35% tax rate both periods, earnings per share were $0.25 in the first six months of 2008, compared to $0.15 in the first six months of 2007.

Outlook

The Company forecasts third quarter 2008 revenues to be in the range of $113-$118 million.  Veeco’s earnings per share are currently forecasted to be between ($0.12) – ($0.03) on a GAAP basis.  In the third quarter Veeco will incur a charge to earnings of $3.7 million related to the expense associated with the mutually agreed termination of the employment agreement of Veeco’s former CEO Edward Braun, following the successful completion of the CEO transition (Mr. Braun remains Veeco’s Chairman). In addition, Veeco will also incur a $0.7 million third quarter charge for restructuring in Metrology, and a $0.4 million charge related to the required purchase accounting adjustment to write up inventory to fair value in connection with the purchase of Mill Lane Engineering.  Excluding these charges and amortization of $3.1 million, and using a 35% tax rate, Veeco’s third quarter earnings per share are currently forecasted to be between $0.10 to $0.15 on a non-GAAP basis. Veeco currently expects that its third quarter 2008 bookings will be in the range of $113-$118 million, with some normal seasonality anticipated.

Mr. Peeler commented, “We are pleased that at the mid-point of the year, even with the backdrop of difficult overall economic conditions, Veeco is achieving results ahead of our original expectations.  We remain on track to significantly improve Veeco’s performance on both the top and bottom line in 2008.  We currently forecast that 2008 revenues will be between $450 and 455 million.”

About Veeco

Veeco Instruments Inc. manufactures enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three businesses: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and APAC. http://www.veeco.com/

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2007 and in our subsequent

2

quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

-financial tables attached-

3

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Net sales	$114,449	$98,769	$216,756	$197,935
Cost of sales	66,719	56,524	126,400	111,995
Gross profit	47,730	42,245	90,356	85,940

Operating expenses:
Selling, general and administrative expense	24,311	23,818	46,939	46,624
Research and development expense	15,145	15,903	29,871	31,292
Amortization expense	2,426	2,368	4,382	6,277
Restructuring expense	—	1,445	2,875	1,445
Asset impairment charge	—	—	285	—
Other income, net	(382)	(279)	(378)	(426)

Operating income (loss)	6,230	(1,010)	6,382	728

Interest expense, net	969	772	1,861	1,591
Gain on extinguishment of debt	—	—	—	(738)

Income (loss) before income taxes and noncontrolling interest	5,261	(1,782)	4,521	(125)

Income tax provision	1,129	1,042	2,048	2,536
Noncontrolling interest	(70)	(229)	(146)	(359)
Net income (loss)	$4,202	$(2,595)	$2,619	$(2,302)

Income (loss) per common share:
Net income (loss) per common share	$0.13	$(0.08)	$0.08	$(0.07)
Diluted net income (loss) per common share	$0.13	$(0.08)	$0.08	$(0.07)

Weighted average shares outstanding	31,255	30,926	31,197	30,912
Diluted weighted average shares outstanding	31,590	30,926	31,435	30,912

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$109,644	$117,083
Accounts receivable, net	76,413	75,207
Inventories, net	115,025	98,594
Prepaid expenses and other current assets	6,741	8,901
Deferred income taxes	2,808	2,649
Total current assets	310,631	302,434

Property, plant and equipment, net	66,458	66,142
Goodwill	101,828	100,898
Other assets, net	63,842	59,860
Total assets	$542,759	$529,334

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,091	$36,639
Accrued expenses	65,532	60,201
Deferred profit	2,890	3,250
Income taxes payable	1,086	2,278
Current portion of long-term debt	25,422	25,550
Total current liabilities	132,021	127,918

Deferred income taxes	4,673	3,712
Long-term debt	120,939	121,035
Other non-current liabilities	2,514	1,978

Noncontrolling interest	868	1,014

Shareholders’ equity	281,744	273,677
Total liabilities and shareholders’ equity	$542,759	$529,334

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating income (loss) to earnings excluding certain items

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008		2007

Operating income (loss)	$6,230	$(1,010)	$6,382		$728

Adjustments:

Amortization expense	2,426	2,368	4,382		6,277
Restructuring expense	—	1,445	2,875	(1)	1,445
Asset impairment charge	—	—	285	(2)	—

Earnings before interest, income taxes and amortization excluding certain items (“EBITA”)	8,656	2,803	13,924		8,450

Interest expense, net	969	772	1,861		1,591
Gain on extinguishment of debt	—	—	—		(738	)(3)
Adjustment to exclude gain on extinguishment of debt	—	—	—		738

Earnings excluding certain items before income taxes	7,687	2,031	12,063		6,859

Income tax provision at 35%	2,690	711	4,222		2,401
Noncontrolling interest, net of income tax provision at 35%	(46)	(149)	(95)		(233)

Earnings excluding certain items	$5,043	$1,469	$7,936		$4,691

Earnings excluding certain items per diluted share	$0.16	$0.05	$0.25		$0.15

Diluted weighted average shares outstanding	31,590	31,263	31,435		31,278

(1) During the first quarter of 2008, the Company recorded a restructuring charge of $2.9 million, consisting of $2.6 million of costs associated with the consolidation and relocation of the lease for our Corporate headquarters, and $0.3 million of personnel severance costs.

(2) During the first quarter of 2008, the Company recorded a $0.3 million asset impairment charge related to fixed asset write-offs associated with the consolidation and relocation of our Corporate headquarters.

(3) During the first quarter of 2007, the Company repurchased $56.0 million aggregate principal amount of its 4.125% convertible subordinated notes.  As a result of these repurchases, the Company recorded a gain from the early extinguishment of debt in the amount of $0.7 million.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Segment Revenues, Bookings, and Reconciliation

of Operating Income (Loss) to EBITA

(In millions)

(Unaudited)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
LED & Solar Process Equipment
Bookings	$52.1	$36.4	$90.8	$72.8
Revenues	45.1	28.0	87.2	50.4

Operating income	7.8	2.8	15.8	2.3
Amortization expense	1.0	1.0	1.5	3.3
EBITA	8.8	3.8	17.3	5.6

Data Storage Process Equipment
Bookings	51.7	41.3	92.3	73.6
Revenues	36.7	32.0	60.9	67.7

Operating income	4.3	0.7	1.7	2.1
Amortization expense	0.9	0.9	1.9	1.9
Restructuring expense	—	—	0.1	—
EBITA	5.2	1.6	3.7	4.0

Metrology
Bookings	32.7	34.8	62.7	72.0
Revenues	32.6	38.7	68.7	79.8

Operating (loss) income	(1.6)	(1.3)	(0.4)	2.3
Amortization expense	0.4	0.3	0.8	0.7
Restructuring expense	—	1.4	0.2	1.4
EBITA	(1.2)	0.4	0.6	4.4

Unallocated Corporate
Operating loss	(4.2)	(3.3)	(10.8)	(6.0)
Amortization expense	0.1	0.2	0.2	0.4
Restructuring expense	—	0.1	2.6	0.1
Asset impairment charge	—	—	0.3	—
EBITA	(4.1)	(3.0)	(7.7)	(5.5)

Total
Bookings	136.5	112.5	245.8	218.4
Revenues	114.4	98.7	216.8	197.9

Operating income (loss)	6.3	(1.1)	6.3	0.7
Amortization expense	2.4	2.4	4.4	6.3
Restructuring expense	—	1.5	2.9	1.5
Asset impairment charge	—	—	0.3	—
EBITA	$8.7	$2.8	$13.9	$8.5

** Refer to footnotes on Reconciliation of operating income to earnings excluding certain items